Exhibit 99.1

Powerwave Technologies Reports Fourth Quarter Results

Fourth Quarter 2010 Highlights

  Net sales of $176 million rose 12 percent sequentially and 23 percent year over year
  GAAP Operating income of $15 million; pro forma operating income of $17 million or 9.6 percent of revenue
  Converted $60 million of outstanding debt to equity
  Retired an additional $10 million of debt
  GAAP fully diluted EPS of 4 cents; pro forma fully diluted EPS of 6 cents

SANTA ANA, Calif.--(BUSINESS WIRE)--February 1, 2011--Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today reported preliminary results for its fourth quarter ended January 2, 2011.

Net sales in the fourth quarter of fiscal 2010 were $175.6 million, compared with $142.6 million in the fourth quarter of fiscal 2009. Powerwave also reported fourth quarter GAAP net income of $6.4 million, which includes $1.0 million of restructuring and impairment charges, $0.8 million of non-cash debt discount amortization associated with certain outstanding debt, $1.5 million expense related to the conversion of $60 million of debt and the repurchase of $10 million of debt, and $0.9 million of non-cash equity based compensation expense. For the fourth quarter of 2010, the GAAP net income equates to basic earnings per share of 5 cents and fully diluted earnings per share of 4 cents. This compares with a net loss of $2.7 million, or a basic loss per share of 2 cents in the prior year period.

For the fourth quarter of fiscal 2010, excluding the restructuring and impairment charges, debt discount amortization, expenses related to the debt conversion and repurchase, and the non-cash equity based compensation expenses, on a pro forma basis, Powerwave would have reported net income of $10.1 million, or fully diluted earnings per share of 6 cents.

Total revenue for fiscal 2010 was $591.5 million compared with $567.5 million for fiscal 2009. Powerwave reported total GAAP net income for fiscal year 2010 of $3.7 million, or basic and diluted earnings per share of 3 cents, compared with a net loss of $5.7 million, or a basic loss per share of 4 cents for fiscal 2009. The results for fiscal 2010 include a total of $3.8 million of restructuring and impairment charges, $4.7 million of non-cash debt discount amortization net of a gain on the exchange of outstanding debt and a loss on the conversion to equity of debt and the net loss on the repurchase of outstanding debt, and $3.3 million of non-cash equity based compensation expenses. The results for fiscal 2009 included $8.0 million of restructuring and intangible asset amortization expenses, offset by a net gain of $3.6 million associated with the repurchase of outstanding debt net of non-cash debt discount amortization, and $4.4 million of non-cash equity based compensation expense. For fiscal 2010, excluding the restructuring and impairment charges and net debt discount amortization and equity compensation expenses, on a pro forma basis, Powerwave would have reported net income of $17.2 million, or fully diluted earnings per share of 11 cents compared with pro forma net income of $4.4 million, or fully diluted earnings per share of 3 cents for fiscal 2009.

“For the fourth quarter of 2010, we were able to show growth of 23% over the same period last year and 12% sequentially over the third quarter of this year,” stated Ronald J. Buschur, president and chief executive officer of Powerwave Technologies. “More importantly, we were able to continue our improvements in our operating income for this year, with the added benefit of demonstrating strong profitability on both a GAAP and pro forma basis for the fourth quarter and year results. We continue to see signs of improvement in overall demand for wireless infrastructure equipment, driven globally by the continued increase in demand for smartphones and the requirements for faster data transmission rates. We are continuing to work to position Powerwave to capitalize on the long-term growth opportunities we believe are available within the global wireless infrastructure marketplace.”

Summary of Significant Items Impacting the Fourth Quarter

During the fourth quarter of 2010, we incurred total restructuring and impairment charges of $1.0 million, which primarily included severance charges related to personnel reductions as well as site closure expenses. The Company also incurred approximately $0.8 million of non-cash debt discount amortization related to its outstanding 1.875% Convertible Subordinated Notes due 2024 pursuant to FASB Accounting Standards Codification (ASC) Topic 470-20, which is included in interest expense for the quarter.

In addition, the Company converted the entire outstanding $60 million principal amount of its 1.875% Convertible Senior Subordinated Notes due 2024 into 35.3 million shares of the Company’s common stock, resulting in a loss on conversion of $1.1 million, which is included in other expense for the quarter. The Company also repurchased a total of $10 million in aggregate par value of its 1.875% Convertible Subordinated Notes due 2024, resulting in a non-cash charge of $0.4 million related to debt discount, which is also included in other expense for the quarter.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended January 2, 2011 and January 3, 2010. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the fully diluted shares outstanding for each respective period were used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	Jan. 2, 2011	Jan. 3, 2010

Intangible asset amortization and restructuring charges	($0.01)	($0.01)
Non-cash ASC Topic 718 compensation charge	($0.01)	($0.01)
Debt discount amortization, conversion & repurchase	($0.01)	($0.01)

Total per share impact	($0.02 )*	($0.03 )*

(Note: * all amounts are rounded to the nearest whole cent.)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the fourth quarter of 2010 versus the fourth quarter of 2009, on a GAAP and pro forma basis.

	Three Months Ended
	(unaudited)
	Jan. 2, 2011	Jan. 3, 2010

GAAP reported gross margin %	29.6%	26.4%
Add: Pro Forma adjustments
Intangible asset amortization	--	0.5%
Non-cash ASC Topic 718 compensation charge	0.1%	0.1%
Restructuring and impairment charges	0.3%	0.1%
Pro Forma gross margin %	30.0%	27.1%

Fourth Quarter 2010 Revenue Summary

In the fourth quarter of 2010, total Americas revenue was $64.9 million or approximately 37 percent of revenue, compared with $37.9 million or approximately 27 percent of revenue in the fourth quarter of 2009. Total sales to customers based in the Asia Pacific region accounted for approximately 34 percent of revenue or $59.6 million in the fourth quarter of 2010, compared with 51 percent of revenue or $72.7 million in the fourth quarter of 2009. Total Europe, Africa and Middle East revenue in the fourth quarter of 2010 was $51.1 million or approximately 29 percent of revenue, compared with $32.0 million or approximately 22 percent of revenue in the fourth quarter of 2009.

Sales of products within the antenna systems group totaled $84.6 million or 48 percent of total revenue, sales of products in the base station systems group totaled $73.3 million or 42 percent of revenue and revenue from the coverage solutions group totaled $17.7 million or 10 percent of revenue in the fourth quarter of 2010.

In the fourth quarter of 2010, Powerwave’s largest customer was Nokia Siemens Networks, who accounted for approximately 25 percent of revenue. In terms of customer profile, total OEM sales accounted for approximately 41 percent of total revenue, and total direct and operator sales accounted for approximately 59 percent of revenue.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 51 percent of total revenue, 3G standards accounted for approximately 36 percent of total revenue and 4G standards accounted for approximately 13 percent of total revenue during the fourth quarter of 2010.

Balance Sheet

At January 2, 2011, Powerwave had total cash and cash equivalents of $62.5 million, which includes restricted cash of $0.9 million. Total net inventories were $50.4 million, and net accounts receivable were $187.0 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as severance costs related to facility closures and personnel reductions. In addition, excluded are the gains and losses on the conversion and repurchase of a portion of the Company’s outstanding debt and the non-cash amortization of the debt discount associated with certain of our debt. Also excluded are non-cash equity compensation expenses related to ASC Topic 718. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, the amortization of the debt discount is a non-cash expense and the gain and losses on the conversion and repurchase of debt will not impact future operating results, and equity compensation expense is a non-cash expense.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the fourth quarter ended January 2, 2011.

Conference Call

Powerwave is providing a simultaneous webcast and live dial-in number of its fourth quarter fiscal 2010 financial results conference call on Tuesday, February 1, 2011 at 2:00 pm Pacific time. To access the audio webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q4 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 213-8897 and enter reservation number 35629787. A replay of the webcast will be available beginning approximately 3 hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 5:00 pm Pacific time on February 1, 2011 through February 8, 2011 by calling (617) 801-6888 and entering reservation number 22373935.

Forward-Looking Statements

The foregoing statements regarding improving market conditions, increased demand for smartphones and long-term growth opportunities within the wireless communications infrastructure industry and Powerwave’s ability to capitalize on such opportunities are “forward looking statements.” These forward looking statements are based on information available to Powerwave as of the date of this press release and are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to execute cost cutting initiatives without disrupting operations; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G, 2.5G, 3G and 4G networks; macroeconomic factors that may negatively influence demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduce demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; our ability to generate positive cash flow; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; component shortages or difficulties in obtaining components in the quantities required to meet customer demands may cause us to miss revenue targets and or lose customers to competitors; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K/A, Amendment No. 1, for the fiscal year ended January 3, 2010, and Form 10-Q for the quarterly period ended October 3, 2010, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY
POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Years Ended
	Jan. 2,	Jan. 3,	Jan. 2,	Jan. 3,
	2011	2010	2011	2010
Net sales	$175,594	$142,583	$591,461	$567,486
Cost of sales:
Cost of goods	123,064	104,082	419,199	420,568
Intangible asset amortization	-	623	-	2,494
Restructuring and impairment charges	509	194	2,411	1,932
Total cost of sales	123,573	104,899	421,610	424,994

Gross profit	52,021	37,684	169,851	142,492

Operating expenses:
Sales and marketing	7,338	7,568	32,412	34,233
Research and development	16,869	14,647	62,492	58,920
General and administrative	12,400	11,657	46,716	47,658
Intangible asset amortization	-	207	-	947
Restructuring and impairment charges	535	627	1,407	2,611
Total operating expenses	37,142	34,706	143,027	144,369

Operating income (loss)	14,879	2,978	26,824	(1,877)

Other expense, net	(6,219)	(3,997)	(15,381)	(511)

Income (loss) before income taxes	8,660	(1,019)	11,443	(2,388)
Income tax provision	2,288	1,727	7,730	3,282
Net income (loss)	$6,372	$(2,746)	$3,713	$(5,670)

Net earnings (loss) per share:
- basic:	$0.05	$(0.02)	$0.03	$(0.04)
- diluted[1]:	$0.04	$(0.02)	$0.03	$(0.04)

Weighted average common shares used in computing per share amounts:
- basic:	134,633	132,115	133,145	131,803
- diluted:	171,979	132,115	136,216	131,803

[1] The diluted earnings per share includes an add back of interest expense costs associated with the assumed conversion of certain of the Company’s outstanding convertible subordinated notes.

POWERWAVE TECHNOLOGIES, INC.
PERCENTAGE OF NET SALES

	Three Months Ended		Fiscal Years Ended
	(unaudited)		(unaudited)
	Jan. 2,	Jan. 3,	Jan. 2,	Jan. 3,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	70.1	73.0	70.9	74.1
Intangible asset amortization	-	0.5	-	0.5
Restructuring and impairment charges	0.3	0.1	0.4	0.3
Total cost of sales	70.4	73.6	71.3	74.9

Gross profit	29.6	26.4	28.7	25.1

Operating expenses:
Sales and marketing	4.2	5.3	5.5	6.0
Research and development	9.6	10.2	10.6	10.4
General and administrative	7.1	8.2	7.9	8.4
Intangible asset amortization	-	0.2	-	0.2
Restructuring and impairment charges	0.3	0.4	0.2	0.4
Total operating expenses	21.2	24.3	24.2	25.4

Operating income (loss)	8.4	2.1	4.5	(0.3)

Other expense, net	(3.5)	(2.8)	(2.6)	(0.1)

Income (loss) before income taxes	4.9	(0.7)	1.9	(0.4)
Income tax provision	1.3	1.2	1.3	0.6
Net income (loss)	3.6%	(1.9%)	0.6%	(1.0%)

POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	(Unaudited)				(Unaudited)
				Pro Forma				Pro Forma
	Jan. 2,			Jan. 2,	Jan. 2,			Jan. 2,
	2011	Adjustments		2011	2011	Adjustments		2011
Net sales	$175,594	-		$175,594	$591,461	-		$591,461
Cost of sales:
Cost of goods	123,064	(110)	[1]	122,954	419,199	(413)	[1]	418,786
Restructuring and impairment charges	509	(509)	[2]	-	2,411	(2,411)	[2]	-
Total cost of sales	123,573	(619)		122,954	421,610	(2,824)		418,786
Gross profit	52,021	619		52,640	169,851	2,824		172,675
Operating expenses:
Sales and marketing	7,338	(38)	[1]	7,300	32,412	(160)	[1]	32,252
Research and development	16,869	(175)	[1]	16,694	62,492	(625)	[1]	61,867
General and administrative	12,400	(614)	[1]	11,786	46,716	(2,146)	[1]	44,570
Restructuring and impairment charges	535	(535)	[2]	-	1,407	(1,407)	[2]	-
Total operating expenses	37,142	(1,362)		35,780	143,027	(4,338)		138,689
Operating income	14,879	1,981		16,860	26,824	7,162		33,986

Other income (expense), net	(6,219)	2,264	[3]	(3,955)	(15,381)	4,668	[3]	(10,713)

Income before income taxes	8,660	4,245		12,905	11,443	11,830		23,273
Income tax provision (benefit)	2,288	551	[4]	2,839	7,730	(1,687)	[4]	6,043
Net income	$6,372	3,694		$10,066	$3,713	13,517		$17,230

Net earnings per share:
- basic:	$0.05			$0.07	$0.03			$0.13
- diluted[5]:	$0.04			$0.06	$0.03			$0.11

Weighted average common shares used in computing per share amounts:
- basic:	134,633			134,633	133,145			133,145
- diluted:	171,979			171,979	136,216			171,122

[1] This represents the equity compensation expense allocation pursuant to ASC Topic 718.
[2] These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.

[3] This represents the amortization of the debt discount on outstanding debt during the fiscal period and the net gain or loss on the conversion of certain outstanding debt and the repurchase of certain outstanding debt.

[4] This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax rate of 22% for the fourth quarter of 2010 and 26% for fiscal year 2010.

[5] Diluted earnings per share for the three month and fiscal year periods include the add back of interest expense costs associated with the assumed conversion of certain of the Company’s outstanding convertible notes.

POWERWAVE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 2,	January 3,
	2011	2010
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$61,591	$60,439
Restricted cash	930	2,600
Accounts receivable, net	186,960	142,949
Inventories, net	50,417	60,544
Property, plant and equipment, net	76,276	89,883
Other assets	49,410	33,437
Total assets	$425,584	$389,852

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$112,906	$81,830
Short-term debt	55,371	-
Long-term debt	150,000	268,983
Accrued expenses and other liabilities	46,028	38,427
Total shareholders' equity	61,279	612
Total liabilities and shareholders’ equity	$425,584	$389,852

[1] January 2, 2011 balances are preliminary and subject to reclassification adjustments.
[2] January 3, 2010 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608